UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2008

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Certain executive officers of Air Transport Services Group, Inc. ("ATSG") (Messrs. Hete, Turner and Payne) and all of the officers of its subsidiary, ABX Air, Inc., are eligible to participate in ABX Air, Inc.'s Supplemental Executive Retirement Plan (the "SERP"). The SERP is a non-qualified and unfunded plan that provides for enhanced benefits including benefits in excess of statutory limits.

On December 30, 2008, the SERP was amended to reflect a new benefit formula. The SERP previously provided an age 62 targeted benefit of 65% of a participant's final average earnings ("FAE") (highest five consecutive calendar years of base and bonus out of the last ten years) and lesser amounts at earlier ages down to 10% of a participant's FAE at age 55.

The amended SERP targets 50% of FAE at 25 years of service. For each year of service below 25 years, a 4% per year reduction factor is applied. If a participant retires between ages 55 and 62, an additional 6% per year reduction factor is applied. As under the prior benefit formula, the new targeted 50% benefit is offset by the Retirement Income Plan benefit (before the Profit Sharing Plan offset) or the actuarial equivalent of the Capital Accumulation Plan employer contribution and an estimated Social Security benefit based on the maximum amount. If a participant terminates prior to age 55, the SERP benefit will be payable at age 55. Previously, there were no termination benefits for participant's that retired prior to age 55. If a participant does not have 5 years of service at termination, they are not eligible for a SERP benefit. The SERP benefit will be paid as a lump sum based on GAR 94 mortality and 8% interest.

Two ABX Air executives that recently retired (Messrs. Manibusan and Morgenfeld) were grandfathered under the old formula.

The SERP was also amended to comply with Section 409A of the Internal Revenue Code.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: January 06, 2009	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary